Independent Auditor's Report



The Shareholder and Board of Directors of
Kopp Funds, Inc.:


We have audited the accompanying statement of assets and liabilities of Kopp Emerging Growth Fund (the "Fund"), a series of Kopp Funds, Inc., a Minnesota corporation, as of September 30, 1997. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit of a financial statement includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. Our procedures included confirmation of cash owned with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Kopp Emerging Growth Fund as of September 30, 1997, in conformity with generally accepted accounting principles.








Minneapolis, Minnesota
October 27, 1997